Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FIRST QUARTER FISCAL 2025

FINANCIAL RESULTS

Consolidated First Quarter Revenue Increases to $69.1 Million compared with

$68.4 Million in the First Quarter of Fiscal 2024

Education Division First Quarter Revenue Increases 11% to $16.5 Million compared with $14.9 Million in the Prior Year

New North America Sales Force Structure Now in Place with

Sales Hiring Activities Ahead of Plan

Liquidity Remains Strong at over $115 Million, with $53.3 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility

Company Affirms Guidance for Fiscal 2025

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for the first quarter of fiscal 2025, which ended on November 30, 2024.

Financial Highlights

The Company’s consolidated revenue for the quarter ended November 30, 2024 grew 1% to $69.1 million compared with $68.4 million in the first quarter of fiscal 2024. Rolling four-quarter revenue for the period ended November 30, 2024 increased 3% to $287.9 million compared with $279.6 million for the comparable period ended November 30, 2023.  The Company’s financial performance for the first quarter of fiscal 2025 included the following:

o

Enterprise Division revenues for the first quarter of fiscal 2025 were $51.6 million compared with $52.4 million in fiscal 2024.  The decrease was primarily due to decreased revenue through the Company’s offices in China and Japan and by decreased international licensee revenues as North America segment sales were essentially flat for the quarter.  North America segment sales were essentially in-line with the Company’s expectations as the Company transitions its sales force in North America to a more focused structure that is expected to accelerate sales growth in future periods.  All Access Pass (AAP) subscription plus subscription services revenue was $41.0 million in the first quarter of fiscal 2025 compared with $41.6 million in the prior year.

o

Education Division revenues in the first quarter increased 11% to $16.5 million compared with $14.9 million in the first quarter of the prior year.  First quarter revenue growth was primarily due to increased sales of classroom and training materials, due in part to a new initiative with a state that began in the first quarter of 2025, increased coaching and consulting revenue, and increased membership subscription revenues resulting from new schools which started The Leader in Me during fiscal 2024.  Delivery of training and coaching days remained strong during the first quarter of fiscal 2025, as the Education Division delivered approximately 100 more training and coaching days than the prior year.

o

Total Company subscription and subscription services revenues reached $55.8 million, a 2% increase over $54.8 million in the first quarter of fiscal 2024.  For the first quarter of fiscal 2025, subscriptions invoiced equaled the first quarter of the prior year at $24.7 million.

o

The Company’s operating expenses for the quarter ended November 30, 2024, increased $4.3 million compared with the prior year, which was primarily due to a $3.0 million increase in selling, general, and administrative (SG&A) expenses and a $1.4 million increase in restructuring expenses.  The increase in SG&A expenses was primarily due to increased associate costs related to new personnel, including new sales and sales support personnel hired in connection with the restructuring of the North America sales force, compensation increases, and benefits costs; and from advertising and promotional costs primarily related to the launch of the Company’s refreshed The 7 Habits of Highly Effective People offering, which was released during the first quarter.  Restructuring costs were for severance related to the execution of sales and sales management restructuring initiatives that began in fiscal 2024.

o

Operating income for the quarter ended November 30, 2024 was $1.5 million compared with $5.3 million in fiscal 2024, and reflected the factors noted above.  Net income for the first quarter of fiscal 2025 was $1.2 million, or $0.09 per diluted share, compared with $4.9 million, or $0.36 per diluted share, in the first quarter of the prior year.

o

Adjusted EBITDA for the first quarter of fiscal 2025 was in-line with expectations at $7.7 million compared with $11.0 million in the prior year.  In constant currency, Adjusted EBITDA was $8.1 million in the first quarter of fiscal 2025.  Adjusted EBITDA for the rolling four quarters ended November 30, 2024 increased to $52.0 million compared with $47.6 million for the comparable period ended November 30, 2023.

o

Deferred subscription revenue at November 30, 2024 increased 10% to $95.7 million compared with $87.2 million at November 30, 2023.  Unbilled deferred subscription revenue at November 30, 2024, was $73.0 million compared with $82.5 million at November 30, 2023.  At November 30, 2024, 55% of the Company’s AAP contracts in North America were for at least two years, compared with 54% at November 30, 2023, and the percentage of contracted amounts represented by multi-year contracts at November 30, 2024 was equal to the prior year at 60%.

o

Cash flows from operating activities for the first quarter of fiscal 2025 remained strong and totaled $14.1 million compared with $17.4 million in fiscal 2024.  Free Cash Flow for the first quarter totaled $11.4 million compared with $13.7 million in the prior year.  The decrease in cash flows during the first quarter of fiscal 2025 was due to lower operating income than in the prior year resulting primarily from the growth investments associated with the realignment of the North America sales force in the Enterprise Division.

o

The Company purchased 145,768 shares of its common stock for $6.0 million during the first quarter of fiscal 2025.  These shares were withheld to cover statutory income taxes on stock-based compensation awards that vested and were issued during the first quarter.

Paul Walker, President and Chief Executive Officer said, “Our first quarter revenue grew 1% to $69.1 million compared with $68.4 million in last year’s first quarter.  This result reflects strong growth in our Education Division where revenue grew 11% while sales were flat in the Enterprise Division, which was in-line with our expectations when we began the transition of our sales force to a more focused and powerful go-to-market model in North America.  First quarter Adjusted EBITDA was $7.7 million, or $8.1 million in constant currency, which was also in-line with our expectations for the quarter.  This result compares with $11.0 million of Adjusted EBITDA in fiscal 2024 and includes the first quarter impact of $16 million of expected growth investments in fiscal 2025 to transform our sales structure and accelerate sales growth in North America.”

Walker continued, “In our earnings call held in November, we shared that we were pleased to have substantially achieved the three big strategic initiatives we began in previous years.  These initiatives included 1) the transition of our business model to a subscription-based model; 2) significant prior and ongoing investment in technology to enable our solutions to be delivered seamlessly across all modalities and in more than 25 languages worldwide; and 3) significant prior and ongoing investment to ensure that our content, offerings, and solutions represent the gold standard in our market.  Now that these initiatives are substantially in place, we are now positioned to leverage these strategic achievements by accelerating our go-to-market efforts to capture an even greater share of our total addressable market.”

Walker concluded, “The two key areas of focus and investment in our go-to-market efforts are:  First, to achieve significant ongoing increases in client penetration, which is the sole focus of a large number of our client partners, and provide them with the additional client support resources necessary to achieve this expansion within our existing clients; and second, to make winning a significantly increased number of new clients the only focus of a separate, specially trained group of client partners.  Our target was to begin the second quarter of fiscal 2025 fully transitioned into the new sales structure and we are pleased to report that we hit that target.  Today in our Enterprise North America segment every salesperson is either focused fully on client expansion or on winning new clients.  We expect the impact of these go-to-market initiatives to result in a significant increase in our sustainable revenue growth rate to consistently achieve double-digit growth and to also generate accelerated levels of Adjusted EBITDA and cash flows in the future.”

Fiscal 2025 Guidance Affirmed

Based on fiscal 2025 financial results and the expected success of investments in its sales and marketing efforts, the Company affirms its expected fiscal 2025 revenue to be in the range of $295 million to $305 million in constant currency.  The Company expects revenue to increase even though a significant amount of the invoiced sales from these initiatives will be recorded as deferred subscription revenue and recognized over the lives of the underlying contracts.  Consistent with previous disclosure, the Company believes strategic investments in projects and initiatives, which are expected to result in long-term revenue growth and value creation, are effective and well thought out uses of the Company’s capital.  Considering the impact of $16 million of expected investments in additional sales, sales support, and marketing personnel, combined with anticipated increases in revenue, the Company currently anticipates Adjusted EBITDA for fiscal 2025 to be in the range of $40 million to $44 million in constant currency.  As revenue growth from these initiatives accelerates, the impact of these additional expenses is expected to be more than offset and growth in Adjusted EBITDA and cash flows are expected to pick up and then increase significantly in future years.

Earnings Conference Call

On Wednesday, January 8, 2025, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its first quarter fiscal 2025 financial results.  Interested persons may access a live webcast at https://edge.media-server.com/mmc/p/gk9ap76y or may participate via telephone by registering at https://register-conf.media-server.com/register/BI388e927ba68843d696247ac1d22afb0f (this is an updated link required by the vendor). Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone. For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general macroeconomic conditions; renewals of subscription contracts; the impact of strategic projects and initiatives on future financial results; growth in and client demand for add-on services; market acceptance of new products or services, including new AAP portal upgrades and content launches; the ability to achieve sustainable double-digit revenue growth in future periods; impacts from geopolitical conflicts; inflation; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA, Free Cash Flow, and “constant currency” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs.  Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment, curriculum development, and content or license rights.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in 150 countries and territories around the world.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com,  and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2024	2023

Net revenue	$69,086	$68,399
Cost of revenue	16,375	16,122
Gross profit	52,711	52,277

Selling, general, and administrative	47,204	44,205
Restructuring costs	1,984	581
Depreciation	950	1,091
Amortization	1,098	1,071
Income from operations	1,475	5,329
Interest income (expense), net	112	(53)
Income before income taxes	1,587	5,276
Income tax provision	(406)	(425)
Net income	$1,181	$4,851

Net income per share:
Basic	$0.09	$0.37
Diluted	0.09	0.36

Weighted average common shares:
Basic	13,092	13,244
Diluted	13,271	13,636

Other data:
Adjusted EBITDA(1)	$7,674	$10,969

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2024	2023
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,181	$4,851
Adjustments:
Interest (income) expense, net	(112)	53
Income tax provision	406	425
Amortization	1,098	1,071
Depreciation	950	1,091
Stock-based compensation	2,167	2,897
Restructuring costs	1,984	581
Adjusted EBITDA	$7,674	$10,969

Adjusted EBITDA margin	11.1%	16.0%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2024	2023
Revenue by Division/Segment:
Enterprise Division:
North America	$40,137	$40,293
International direct offices	8,239	8,730
International licensees	3,203	3,423
	51,579	52,446
Education Division	16,464	14,891
Corporate and other	1,043	1,062
Consolidated	$69,086	$68,399

Gross Profit by Division/Segment:
Enterprise Division:
North America	$32,821	$32,764
International direct offices	6,113	6,613
International licensees	2,864	3,081
	41,798	42,458
Education Division	10,410	9,475
Corporate and other	503	344
Consolidated	$52,711	$52,277

Adjusted EBITDA by Division/Segment:
Enterprise Division:
North America	$8,744	$10,441
International direct offices	(224)	1,158
International licensees	1,644	1,916
	10,164	13,515
Education Division	266	110
Corporate and other	(2,756)	(2,656)
Consolidated	$7,674	$10,969

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$53,294	$48,663
Accounts receivable, less allowance for
credit losses of $2,141 and $3,015	61,419	86,002
Inventories	3,828	4,002
Prepaid expenses and other current assets	20,247	21,586
Total current assets	138,788	160,253

Property and equipment, net	8,733	8,736
Intangible assets, net	37,163	37,766
Goodwill	31,220	31,220
Deferred income tax assets	834	870
Other long-term assets	23,168	22,694
	$239,906	$261,539

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$835	$835
Current portion of financing obligation	2,166	3,112
Accounts payable	5,961	7,862
Deferred subscription revenue	88,868	101,218
Customer deposits	21,815	16,972
Accrued liabilities	23,893	32,454
Total current liabilities	143,538	162,453

Notes payable, less current portion	789	775
Financing obligation, less current portion	1,312	1,312
Other liabilities	10,707	10,732
Deferred income tax liabilities	2,913	3,132
Total liabilities	159,259	178,404

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	227,273	231,813
Retained earnings	124,385	123,204
Accumulated other comprehensive loss	(970)	(768)
Treasury stock at cost, 13,867 and 14,084 shares	(271,394)	(272,467)
Total shareholders' equity	80,647	83,135
	$239,906	$261,539

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2024	2023
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,181	$4,851
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,048	2,162
Amortization of capitalized curriculum costs	1,033	691
Stock-based compensation	2,167	2,897
Deferred income taxes	(216)	(1,048)
Amortization of right-of-use operating lease assets	162	199
Changes in working capital	7,770	7,686
Net cash provided by operating activities	14,145	17,438

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(998)	(1,072)
Curriculum development costs	(1,432)	(2,668)
Reacquisition of license rights	(324)	-
Net cash used for investing activities	(2,754)	(3,740)

Free Cash Flow	$11,391	$13,698